EXHIBIT 1.1

EXCHANGE AGREEMENT NO. 2

This EXCHANGE AGREEMENT NO. 2 (this “Agreement”) is dated July 10, 2024 (the “Closing Date”), but made effective as of June 30, 2024 by and between SharpLink Gaming, Inc., a Delaware corporation (f/k/a SharpLink Gaming Ltd. an Israeli corporation) (the “Company”), and the investor signatory hereto (the “Investor”).

WHEREAS, the Company and the Investor previously entered into an Exchange Agreement, dated March 6, 2024, pursuant to which, inter alia, the Company agreed to exchange the 880,000 (post-reverse split) warrants issued to the Investor (the “2023 Warrant”) pursuant to a Securities Purchase Agreement (the “SPA”), dated February 15, 2023, in exchange for (i) 156,207 shares of Common Stock, (ii) a pre-funded warrant in the amount of 469,560 shares of Common Stock and (iii) the unexchanged balance of the 2023 Warrant (the “Balance Warrant”).

WHEREAS, as of the Closing Date the Balance Warrant is valued at $260,011 and shall be subject to the repurchase by the Company upon the earlier of (a) June 30, 2024, (b) the Company raising a gross amount of not less than $3,000,000 whether by equity or debt or (c) the Company entering into a “Fundamental Transaction” (as such term is defined in the 2023 Warrant) (collectively, the “Repurchase Obligations”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to exchange with the Investor, and the Investor desires to exchange with the Company, the Balance Warrant in exchange for (i) a new warrant with a strike price of $0.001 (the “New Warrant”) and (ii) the termination of the Balance Warrant including the Repurchase Obligations set forth thereunder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises and the mutual agreements, representations and warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Exchange. On the Closing Date, subject to the terms and conditions of this Agreement, the Investor shall, and the Company shall, exchange the Balance Warrant for the New Warrant. Subject to the conditions set forth herein, the exchange of the Balance Warrant for the New Warrant shall take place at the offices of Satin and Lee Law P.C. on the Closing Date, or at such other time and place as the Company and the Investor mutually agree (the “Closing”). At the Closing, the following transaction shall occur (such transaction, the “Exchange”):

1.1 On the Closing Date, in exchange for the New Warrant, the Investor shall deliver the Balance Warrant to the Company. Upon receipt of the Balance Warrant, the Company shall tender to the Investor or its designee the New Warrant in accordance with the Investor’s delivery instructions set forth on the Investor signature page hereto within three (3) Trading Days of the Closing Date.

1.2 On the Closing Date, the Investor shall be deemed for all corporate purposes to have become the holder of record of the New Warrant, irrespective of the date the New Warrant is delivered to the Investor in accordance herewith. The Balance Warrant shall be deemed for all corporate purposes to have been cancelled upon receipt of the New Warrant in accordance with Section 1.1 above and the Repurchase Obligations set forth thereunder shall be deemed to be terminated.

As used herein, “Common Stock” means the common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

As used herein, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

As used herein, “Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded.

1.3 The Company and the Investor shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange, including, at the request of the Company or its transfer agent, executed stock powers in customary form.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder, and the authorization (or reservation for issuance of), the Exchange, and the issuance of the New Warrant, have been taken on or prior to the date hereof.

2.3 Valid Issuance of the New Warrant and Warrant Shares. The New Warrant, when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable. The Warrant Shares issuable upon exercise of the New Warrant, when issued in accordance with the terms of the New Warrant, will be duly and validly issued, fully paid and non-assessable.

2.4 Compliance With Laws. The Company has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect on its business and the Company has not received written notice of any such violation.

2.5 Consents; Waivers. No consent, waiver, approval or authority of any nature, or other formal action, by any Person, not already obtained, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions provided for herein and therein, other than the Listing of Additional Shares to be submitted to The Nasdaq Market LLC.

2.6 Acknowledgment Regarding the Investor’s Purchase of Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length Investor with respect to this Agreement and the other documents entered into in connection herewith (collectively, the “Transaction Documents”) and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company, (ii) an “affiliate” of the Company (as defined in Rule 144 promulgated under the Securities Act of 1933) or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended). The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s acceptance of the New Warrant. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

2.7 No Commission Paid. Neither the Company nor any of its affiliates nor any Person acting on behalf of or for the benefit of any of the foregoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of the rules and regulations of the Securities and Exchange Commission promulgated thereunder) for soliciting the Exchange.

3. Representations and Warranties of the Investor. The Investor hereby represents, warrants and covenants that:

3.1 Authorization. The Investor has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

3.2 Investment Experience. The Investor can bear the economic risk of its investment in the New Warrant, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the New Warrant.

3.3 Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and issuance of the New Warrant which have been requested by the Investor. The Investor has had the opportunity to review the Company’s filings with the Securities and Exchange Commission. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein. The Investor understands that its investment in the New Warrant involves a high degree of risk. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the New Warrant. The Investor is relying solely on its own accounting, legal and tax advisors, and not on any statements of the Company or any of its agents or representatives, for such accounting, legal and tax advice with respect to its acquisition of the New Warrant and the transactions contemplated by this Agreement.

3.4 No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the New Warrant or the fairness or suitability of the investment in the New Warrant nor have such authorities passed upon or endorsed the merits of the offering of the New Warrant.

3.5 Validity; Enforcement. This Agreement and each Transaction Document to which the Investor is a party have been duly and validly authorized, executed and delivered on behalf of the Investor and shall constitute the legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4. Additional Covenants.

4.1 Disclosure. The Company shall, on or before 9:30 a.m., New York City time, on the first business day after the date of this Agreement, issue a Current Report on Form 8-K (the “8-K Filing”) disclosing all material terms of the transactions contemplated hereby. From and after the issuance of the 8-K Filing, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents that is not disclosed in the 8-K Filing. The Company shall not, and shall cause its officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company from and after the filing of the 8-K Filing without the express written consent of the Investor. The Company shall not disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate.

4.2 Demand Registration Rights.

(a) The Company, upon written demand (“Demand Notice”) of the Investor, agrees to register on one occasion the securities under the New Warrant (a “Demand Right”). On such occasion, the Company will file a registration statement or a post-effective amendment to the registration statement covering the New Warrant within forty-five (45) days after receipt of a Demand Notice and use its reasonable commercial efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has filed a registration statement with respect to which the Investor is entitled to piggyback registration rights and either: (i) the Investor has elected to participate in the offering covered by such registration statement or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until thirty (30) days after such offering is consummated. The demand for registration may be made at any time following the Closing Date for a period of one (1) year. The Company covenants and agrees to give written notice of its receipt of any Demand Notice to the Investor within ten (10) days from the date of the receipt of any such Demand Notice.

(b) The Company shall bear all fees and expenses attendant to registering the New Warrant pursuant to Section 4.2(a), but the Investor shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Investor to represent them in connection with the sale of the New Warrant. The Company agrees to use its reasonable commercial efforts to qualify or register the New Warrant in such states as are reasonably requested by the Investor; provided, however, that in no event shall the Company be required to register the New Warrant in a state in which such registration would cause (i) the Company to be obligated to register, license or qualify to do business in such state, submit to general service of process in such state or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall cause any registration statement or post-effective amendment filed pursuant to the Demand Right granted under Section 4.2(a) to remain effective for a period of twelve (12) consecutive months from the effective date of such registration statement or post-effective amendment. The Investor shall only use the prospectuses provided by the Company to sell the New Warrant covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Investor that such prospectus may no longer be used due to a material misstatement or omission.

4.3 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5. Miscellaneous.

5.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.4 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered pursuant to the terms of the SPA.

5.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investor and the Company, provided that no such amendment shall be binding on a holder that does not consent thereto to the extent such amendment treats such party differently than any party that does consent thereto.

5.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.7 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties concerning the Exchange and the other matters described herein and therein and supersede and replaces any and all prior agreements and understandings solely with respect to the subject matter hereof and thereof.

5.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.9 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement.

5.10 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.11 Survival. The representations, warranties and covenants of the Company and the Investor contained herein shall survive the Closing.

5.12 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.13 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

THE COMPANY

SHARPLINK GAMING, INC.

By:	/s/ Rob Phythian
Name:	Rob Phythian
Title:	Chief Executive Officer

THE INVESTOR

Name of Investor: Alpha Capital Anstalt

Signature of Authorized Signatory of Investor:

/s/ Nicola Feuerstein

Name of Authorized Signatory: Nicola Feuerstein

Title of Authorized Signatory: Chief Executive Officer

Email Address of Authorized Signatory: feuerstein@alphacapital.li

Address for Delivery of the New Warrant: c/o LH Financial Services Corp. 510 Madison Avenue, 14th Floor New York, NY 10022